Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMSCOPE PROPOSES TO ACQUIRE ANDREW FOR $9.50 PER SHARE IN CASH;
TRANSACTION VALUED AT $1.7 BILLION

Provides Premium of Approximately 36% Over Implied Value of ADC Transaction

Expected to Be Accretive to Earnings Per Share in First Year After Closing

Combination Would Create Global Leader in Providing “Last Mile” Solutions
for Communications Networks

HICKORY, N.C., August 7, 2006 — CommScope, Inc. (NYSE: CTV) announced today that it is proposing to acquire all of the outstanding shares of Andrew Corporation (Nasdaq: ANDW) for $9.50 per share in cash.  CommScope’s all-cash proposal represents a premium of approximately 36% over the $6.97 per share value Andrew’s shareholders would receive under the existing merger agreement between Andrew and ADC Telecommunications, Inc. (Nasdaq: ADCT), based on the closing price of ADC’s common stock on August 4, 2006, the last trading day before CommScope’s proposal was made public.  CommScope’s proposal also represents a premium of approximately 20% over Andrew’s per share closing price of $7.89 on August 4, 2006.

The proposal, which was unanimously approved by CommScope’s Board of Directors, is valued at approximately $1.7 billion, including assumption of approximately $186 million of Andrew net debt.  This represents aggregate additional consideration of approximately $404 million over the current value provided to Andrew’s shareholders under the existing ADC / Andrew merger agreement.  The merger is expected to be accretive to CommScope’s earnings per share in the first year after closing, excluding any related special items.  Assuming the timeline set forth in the proposal letter, it is anticipated that the proposed transaction would close in early 2007.

CommScope expects the combined company to be a leader in virtually every aspect of “last mile” communications: structured cabling solutions for the business enterprise, broadband cable for HFC applications and wireless communications infrastructure.  In addition to the compelling strategic fit of Andrew and CommScope, the combination of the companies’ respective operations is expected to result in meaningful sales, operating and cost synergies.  CommScope has a strong global track record of managing its businesses to create shareholder value.  Moreover, CommScope’s executive management team has extensive experience in all the product areas in which Andrew currently operates.  Given CommScope’s manufacturing discipline and commitment to operational excellence, and based on its review of publicly available information, the Company expects to achieve annual cost savings of approximately $30 million to $50 million in the first full year after completion of the transaction and approximately $70 million to $90 million in the second full year after completion.

“We believe that our all-cash proposal is extremely compelling for Andrew shareholders and provides Andrew shareholders superior value over that contemplated by the existing merger agreement with ADC,” said Frank Drendel, CommScope’s Chairman and Chief Executive Officer.  “Under our proposal, Andrew shareholders will receive a substantial cash premium for their shares without the significant uncertainties inherent in ADC’s proposed stock-for-stock merger transaction.  We believe that Andrew’s Board of Directors and shareholders will find our all-cash proposal superior to the ADC transaction.  For CommScope shareholders, we believe this transaction represents a unique opportunity to become even more competitive and profitable, with an even stronger and more diverse revenue stream.  We look forward to Andrew’s Board and management team carefully considering our all-cash proposal and  moving quickly with them towards a definitive merger agreement.

“The combination of Andrew and CommScope is a logical step in the continued growth and development of CommScope,” continued Mr. Drendel.  “The combination will create a global leader in providing solutions for the ‘last mile’ of communications networks.  The ‘last mile’ provides the final link between broadband and content-rich services and the end-user, including homes, business enterprises and wireless customers.  Andrew is an excellent fit with our portfolio, and provides us with the opportunity to build upon CommScope’s innovative carrier technologies and Andrew’s strong global wireless channel and brand.  The transaction will also expand our global footprint and our worldwide growth opportunities by combining CommScope’s leading global channel in enterprise applications with Andrew’s in-building wireless solutions.”

The transaction would be financed through a combination of cash on hand and debt financing.  CommScope has received commitment letters from Bank of America, N.A. and Wachovia Bank, N.A. (and their respective affiliates) for the financing of the transaction, which are subject to due diligence and other customary conditions.  CommScope’s offer, however, is not subject to a financing condition. Upon completion of the transaction, with the anticipated free cash flow generated by the combined company and divestitures of non-core businesses, CommScope intends to reduce the company’s debt on a consistent basis.

Below is the text of the letter that was sent this morning to Ralph Faison, Andrew’s President and Chief Executive Officer:

August 7, 2006

Mr. Ralph E. Faison
President and Chief Executive Officer
Andrew Corporation
3 Westbrook Corporate Center
Suite 900
Westchester, Illinois 60154

Dear Ralph:

We are pleased to submit this proposal to combine the businesses of our two companies, subject to the terms and conditions discussed below.  We believe that the combination of the businesses of Andrew Corporation (“Andrew”) and CommScope, Inc. (“CommScope”) is a compelling strategic fit that will build upon Andrew’s and CommScope’s highly complementary operating assets.  This is an outstanding opportunity for both of our companies that offers significant value for Andrew’s shareholders. We believe our proposal is superior, both financially and strategically, to the offer contemplated in your merger agreement with ADC Telecommunications, Inc. (“ADC”).

We have followed the progress of the proposed merger between Andrew and ADC since its announcement on May 31, 2006.  We note that since the announcement of the ADC-Andrew merger, ADC’s share price has declined approximately 45%.  Based on the exchange ratio in the ADC-Andrew merger agreement, and ADC’s current market price of $12.22 per share, Andrew shareholders would receive only $6.97 per share of value under such merger agreement.  We also note that while Andrew has reported results consistent with market expectations, ADC’s recent pre-announcement of reduced guidance for the current quarter and fiscal year appears to have further eroded shareholder confidence in the proposed combination. We believe our proposal provides superior value to Andrew’s shareholders in a market environment where the value of the proposed transaction with ADC has been subject to considerable uncertainty.

Our Board of Directors has unanimously authorized us to propose an alternative transaction in which CommScope would acquire all of Andrew’s outstanding shares at a price of $9.50 per share in an all-cash merger.  This proposal represents a premium of 36% over the current value of ADC’s proposal, based on ADC’s closing price on August 4, 2006 of $12.22 per share, and a 20% premium over Andrew’s closing price on August 4, 2006 of $7.89 per share.  Our proposal is not subject to any financing condition.   Both Bank of America, N.A. and Wachovia Bank, N.A. (and their respective affiliates) have agreed to provide the financing necessary to consummate our proposed transaction, subject to due diligence and other customary conditions.  In addition, we have reviewed the regulatory approvals that will be necessary to complete the transaction and will commit to obtaining these approvals as expeditiously as possible.

Our proposal is based on the publicly available information regarding Andrew, and is therefore subject to satisfactory completion of due diligence.  However, as you are aware, we are familiar with most aspects of the Andrew business and expect our diligence review to be relatively short.  We would expect to be able to complete our diligence review promptly after receiving access to the needed information.  Our proposal is conditioned on negotiation of a mutually acceptable merger agreement. Beyond those changes needed to reflect an all-cash deal and any changes you may require, we expect the terms of our merger agreement would be similar to the merger agreement entered into between Andrew and ADC.  Shortly after completion of the due diligence we expect to be able to enter into this negotiated agreement.

Taking into account the legal, financial, regulatory and other requirements, we expect that the proposed transaction could close in early 2007.

We believe that Andrew’s Board of Directors should readily find that our proposal is a “Superior Proposal,” as defined by your existing merger agreement, and that entering into a combination with CommScope would be in the best interests of Andrew’s shareholders.

To the extent you are permitted to do so under your merger agreement with ADC, we and our advisors are prepared to meet with you and your advisors immediately to discuss our proposal and finalize an agreement as expeditiously as possible.  We both have significant transaction experience and we believe that working together will create value for our stockholders.

We request a response to this letter by 5:00 p.m., Eastern Time, on Friday, August 11, 2006.  Our proposal will expire at that time.  We look forward to hearing from you.  Please contact me at your earliest convenience.

Sincerely,

/s/ Frank M. Drendel
Frank M. Drendel
Chairman and Chief Executive Officer

CommScope’s proposal is subject to completion of a due diligence review of Andrew, as well as satisfaction of other customary conditions, including approval by Andrew’s Board and shareholders and clearance under the Hart-Scott-Rodino Antitrust Improvements Act and any other applicable law or regulation.  The proposed transaction is not subject to any financing contingency.

Banc of America Securities LLC is acting as financial advisor to CommScope and Fried, Frank, Harris, Shriver & Jacobson LLP and Robinson, Bradshaw & Hinson, P.A. are acting as legal counsel.

Conference Call Information

CommScope executives will be discussing the proposed transaction with analysts and investors on a conference call today at 10:00 a.m. ET.  To participate in the conference call, please dial 888-373-2605 (U.S. dial-in) or 973-935-2968 (international dial-in).  Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection.  Accompanying slides will be available on CommScope’s website.  The Company will webcast the call to all interested parties through its Investor Relations Presentations page on its website: http://www.commscope.com.  Please see the website for details on how to access the webcast.

About CommScope

CommScope (NYSE: CTV) (www.commscope.com) is a world leader in the design and manufacture of “last mile” cable and connectivity solutions for communication networks. Through its SYSTIMAX® Solutions™ and Uniprise® Solutions brands CommScope is the global leader in structured cabling systems for business enterprise applications.  It is also the world’s largest manufacturer of coaxial cable for Hybrid Fiber Coaxial applications.  Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, the proposed business combination between CommScope and Andrew and the anticipated consequences and benefits of such transaction, and other financial and operational items relating to CommScope and Andrew.  Statements made in the future tense, and statements using words such as “intend,” “goal,” “estimate,” “expect,” “expectations,” “project,” “projections,” “plans,” “anticipates,” “believe,” “think,” and “scheduled” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope.  These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered.  Relevant risks and uncertainties relating to the proposed transaction include, but are not limited to: the risk that required regulatory review and approval may not be obtained in a timely manner, if at all; Andrew’s directors and shareholders may not approve the proposed transaction; the anticipated benefits and synergies of the proposed transaction may not be realized; the integration of Andrew’s operations with CommScope could be materially delayed or may be more costly or difficult than expected; the proposed transaction may not be consummated; legal proceedings may be commenced by or against CommScope.  Relevant risks and uncertainties generally applicable to CommScope include, but are not limited to: changes in cost and availability of key raw materials and our ability to recover these costs from our customers through price increases; the challenges of executing our previously announced global manufacturing initiatives; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; the risk that our internal production capacity and that of our contract manufacturers may be insufficient to meet customer demand for our products;  the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among our customers; competitive pricing and acceptance of our products; industry competition and the ability to retain customers through product innovation; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; ability to achieve expected sales, growth and earnings goals; costs of protecting or defending our intellectual property; ability to obtain capital on commercially reasonable terms; regulatory changes affecting us or the industries we serve.  For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission, which are available on CommScope’s website or at www.sec.gov.  In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

# # #

Contacts:

Investor Relations: Phil Armstrong +1-828-323-4848	Media Relations: Betsy Lambert +1-828-323-4873	Matthew Sherman / Jeremy Jacobs Joele Frank, Wilkinson Brimmer Katcher +1-212-355-4449